As filed with the Securities and Exchange Commission on
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LASERCARD CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0176309 (I.R.S. Employer Identification Number)

1875 North Shoreline Boulevard
Mountain View, CA 94043-1601
(650) 969-4428
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Richard M. Haddock
President and Chief Executive Officer
LaserCard Corporation
1875 North Shoreline Boulevard
Mountain View, CA 94043-1601
(650) 969-4428
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With a copy to:

Stephen M. Wurzburg
Pillsbury Winthrop Shaw Pittman LLP
2475 Hanover Street
Palo Alto, CA 94304
Telephone: (650) 233-4500

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(c) under the Securities Act, please check the following box. ☐

If this Form is a post-effective amendment to a registration statement pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $0.01 par value (2) (3)		$[___]	$100,000,000(1)	$[___]
Preferred Stock, $0.01 par value (2)
Warrants (2)(4)
Total	(2)	$[___]	$100,000,000(1)	$[___]

(1)
Not Applicable pursuant to Form S-3 General Instruction II(E). The Registrant elects to rely on Rule 456(b) and rule 457(r). An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be issued at indeterminate prices, with an aggregate initial offering price not the exceed $100,000,000.00 (or the equivalent in one or more foreign currencies). Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units.

(2)
The number of common shares sold to investors, plus the number of common shares originally issuable upon conversion of preferred shares sold to investors, plus the number of common shares originally issuable upon exercise of warrants sold to investors and granted to any placement agents or underwriters shall not exceed 3,500,000.

(3)	Includes common stock issuable upon conversion of the preferred stock, common stock issuable upon exercise of the warrants, and preferred stock issuable upon exercise of the warrants.

(4)	The warrants may be issued to investors and/or may be granted to placement agents or underwriters.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED FEBRUARY 14, 2007

[LOGO]

[__],000,000 Shares

LASERCARD CORPORATION

Common Stock
Preferred Stock
Warrants

LaserCard Corporation may offer and sell from time to time an indeterminate number of shares of common stock, preferred stock and warrants under this prospectus at prices and on terms to be determined at or prior to the time of sale. However, the aggregate of the number of common shares sold to investors, plus the number of common shares originally issuable upon conversion of preferred shares sold to investors, plus the number of common shares originally issuable upon exercise of warrants sold to investors and granted to any placement agents or underwriters shall not exceed 3,500,000. We may offer these securities separately or as units, which may include combinations of securities. This prospectus provides a general description of these securities. We will provide specific information and the terms of the securities being offered in supplements to this prospectus. The supplements may also add, update or change information in this prospectus. You should read this prospectus and the supplements carefully before investing. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement. On February 13, 2007, the closing price of our common stock on the Nasdaq Global Market was $9.71 per share.

Our common stock is traded on the Nasdaq Global Market under the symbol “LCRD.”

We may offer these securities through agents, underwriters or dealers or directly to investors. See “Plan of Distribution.” Each prospectus supplement will provide the terms of the plan of distribution relating to the shares of common stock to be sold pursuant to such prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is _______________, 2007.

Table of Contents

Page

SUMMARY

About this Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration, or continuous offering, process. Under this shelf process, we or any security holders may, from time to time, issue and sell any combination of securities described in this prospectus in one or more offerings up to a total amount of $100,000,000 (or the equivalent in one or more foreign currencies). However, the aggregate of the number of common shares sold to investors, plus the number of common shares originally issuable upon conversion of preferred shares sold to investors, plus the number of common shares originally issuable upon exercise of warrants sold to investors and granted to any placement agents or underwriters, shall not exceed 3,500,000.

This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “LCRD,” “we,” “us” and “our” refer to LaserCard Corporation. Our principal executive offices are located at 1875 North Shoreline Boulevard, Mountain View, CA 94043. Our telephone number is (650) 969-4428. LaserCard is our registered trademark and our trademarks include Cards & More, IDLock and OpticalSmart.

Lasercard Corporation

We are a leading supplier of ID credentials used in biometric identification. We manufacture and market LaserCard optical memory cards with IDLock, chip-ready OpticalSmart cards and other advanced-technology secure identification cards. We have sold over 35 million secure ID cards to meet the demanding requirements for border security, immigration, and national identification in countries around the world, including the United States, Canada, Italy, a Middle Eastern country, and India. In addition, the Company manufactures optical card read/write drives and develops optical card system software, card-related data systems and peripherals. We operate a wholly owned German subsidiary, Challenge Card Design Plastikkarten GmbH, which manufactures advanced-technology cards and markets cards, system solutions, and card personalization printers under the ‘Cards & More’ brand.

From fiscal 1998 until the end of fiscal 2005, the largest purchaser of LaserCard products had been Anteon International Corporation, referred to below as (Anteon, a value-added reseller of the Company which was acquired by General Dynamics in June, 2006. Anteon is the government contractor for LaserCard product sales to the U.S. Department of Homeland Security or DHS, U.S. Department of State or DOS, U.S. Department of Defense or DOD, and the government of Canada. Anteon’s government contract with the DHS, which is inclusive of the DOS, expired in November, 2005, although deliveries were made through the quarter ended December 31, 2006, pursuant to orders placed under a contract extension. Anteon is currently in negotiations with the DHS for contract renewal. The DHS purchases Green Cards and DOS Laser Visa Border Crossing Cards; the DOD purchases Automated Manifest System cards; and the Canadian government purchases Permanent Resident Cards. Encompassing all of these programs, the Company’s product sales to Anteon represented 31% of our revenues for both the fiscal years ended March 31, 2006, and March 31, 2005. Product sales to another unaffiliated value-added reseller, Laser Memory Card SPA of Italy, accounted for 31% and 26% of the Company’s revenues in fiscal 2006 and 2005, respectively, mainly for the national citizen and foreign worker ID card programs in Italy. The expected roll-out of the implementation phase of the Italian national citizen ID card program has been delayed during fiscal 2007, so Anteon has been the Company’s largest customer during fiscal 2007 which could change during fiscal 2008 should the Italy program roll-out occur early enough in the year in large enough scale.

Effective April 3, 2004, the Company sold a license to Global Investments Group (GIG), based in Auckland, New Zealand, for card manufacturing in Slovenia. The territories covered by the license include most of the European Union and eastern European regions. GIG has exclusive marketing rights in certain territories, with performance goals to maintain these rights. The Company also retains rights to utilize up to 20% of GIG’s planned new facility capacity as backup and capacity buffer to augment its own card manufacturing facilities. The granting of this license to GIG establishes a potential second source supplier of optical memory cards for existing and prospective customers who may request multiple sources for cards. The Company has received non-refundable payments of $20.5 million under the GIG agreement, $14 million in connection with the license and $6.5 million for equipment for the facility, none of which have been recorded as revenue. Instead, $18.5 million was recorded as advance payments from customer and $2 million was recorded as deferred revenue, which were both classified as long-term liabilities within the Company’s consolidated balance sheets. GIG has been overdue on its final payment to the Company of approximately $5 million for equipment for its planned new facility since November 10, 2006.

A more detailed description of our business can be found in our most recent annual report on Form 10-K.

We were incorporated in California in 1968 and have been a public company since 1972. We re-incorporated in Delaware in 1987.

The Securities We May Offer

With this prospectus, we may offer common stock, preferred stock and warrants, or any combination of the foregoing. The aggregate offering price of securities that we offer with this prospectus will not exceed $100,000,000 (or the equivalent in one or more foreign currencies). However, the number of common shares sold to investors, plus the number of common shares originally issuable upon conversion of preferred shares sold to investors, plus the number of common shares originally issuable upon exercise of warrants sold to investors and granted to any placement agents or underwriters, shall not exceed 3,500,000. Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer with this prospectus.

Common Stock

We may offer shares of our common stock, par value $0.001 per share. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our common stock.

Preferred Stock

We may offer shares of our preferred stock, par value $0.001 per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of any series of shares of preferred stock being offered.

Warrants

We may offer warrants for the purchase of shares of preferred stock or shares of common stock. Our board of directors will determine the terms of the warrants.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of risks applicable to an investment in LCRD and to the particular types of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933. This prospectus is part of the registration statement but the registration statement incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (202) 551-8090 for further information on the public reference room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the worldwide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date such documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2006;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2006; September 30, 2006; and December 31, 2006;

•
our Current Reports on Form 8-K (a) dated May 12, 2006, which was filed on May 18, 2006; (b) dated June 29, 2006, which was filed on July 6, 2006; (c) dated October 30, 2006, which was filed on November 1, 2006; and (d) dated November 20, 2006 which was filed on November 27, 2006;

•
the description of our common stock contained in our registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are made after the initial filing date of the registration statement of which this prospectus is a part and before the termination of any offering of securities offered by this prospectus. Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in

•	the prospectus;

•	the accompanying prospectus supplement; or

•	any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference to this prospectus;

modifies or supersedes the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: Investor Relations, LaserCard Corporation, 1875 North Shoreline Boulevard, Mountain View, CA 94043, telephone (650) 969-4428. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements in the sections entitled “Summary,” “Risk Factors,” “Use of Proceeds,” “Dividend Policy,” and elsewhere in the prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s results, levels of activity, or achievements to be materially different from any future results, levels of activity or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under “Risk Factors” and elsewhere in this prospectus.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “intend”, “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of such terms or other comparable terminology.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, level of activity, performance or achievements. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

USE OF PROCEEDS

Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered in such prospectus supplement for general corporate purposes, which may include additions to working capital, repayment or redemption of any then existing indebtedness, financing of capital expenditures, research and development of new technologies, compensation for services rendered in the case of warrants granted to placement agents and underwriters involved in this offering, future acquisitions and strategic investment opportunities. Pending the application of net proceeds, we expect to invest the net proceeds in investment grade, interest bearing securities.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock or other securities and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings for use in our business. Future dividends on our common stock or other securities, if any, will be at the discretion of our board of directors, unless we issue preferred stock which provides for the payment of dividends, and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions, and such other factors as our board of directors may deem relevant.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth the ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Year Ended March 31,					Nine Months Ended December 31, 2006
	2002	2003	2004	2005	2006

Ratio of earnings to combined fixed charges and preferred stock dividends (a)	13.28	33.53	(b)	(b)	2.98	(b)

(a) For purposes of calculating the ratio of earnings to combined fixed charges and preferred stock dividends, (i) fixed charges consist of interest on debt and a reasonable approximation of interest within rental expense; and (ii) earnings consist of pre-tax income from operations, plus fixed charges .

(b) The pre-tax loss for the years ended March 31, 2004 and 2005 and for the nine months ended December 31, 2006, are not sufficient to cover fixed charges and preferred stock dividends by approximately $5.3 million, $8.8 million, and $5.5 million, respectively. As a result, the ratio of earnings to fixed changes and preferred stock dividends has not been computed for those periods.

DESCRIPTION OF SECURITIES TO BE REGISTERED AND OF CAPITAL STOCK

With this prospectus, we may offer common stock, preferred stock and warrants, or any combination of the foregoing. The aggregate offering price of securities that we offer with this prospectus will not exceed $100,000,000 (or the equivalent in one or more foreign currencies). However, the aggregate of the number of common shares sold to investors, plus the number of common shares originally issuable upon conversion of preferred shares sold to investors, plus the number of common shares originally issuable upon exercise of warrants sold to investors and granted to any placement agents or underwriters, shall not exceed 3,500,000.

This section describes the general terms and provisions of the securities we may offer with this prospectus--shares of our common stock, par value $0.001 per share, shares of our preferred stock, par value $0.001 per share, and warrants to purchase such common and preferred shares. The summary is not complete and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus. We have also filed our certificate of incorporation and our bylaws as exhibits to the registration statement, of which this prospectus is a part. You should read our certificate of incorporation and our bylaws for additional information before you buy any of our common stock. See “Where You Can Find More Information.” Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered including, if applicable, any of the general terms set forth below that do not apply to those securities.

Common Stock

As of February 1, 2007, our authorized common stock was 30,000,000 shares, of which 11,835,439 shares were issued and outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefore as our board of directors may from time to time declare. Upon liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

We have adopted and maintain equity incentive and stock purchase plans pursuant to which we are authorized to issue stock, stock options, and other types of compensation for employees and consultants, including officers and directors, who provide services to us. As of February 1, 2007, we had approximately 2,301,209 options outstanding under these plans and we have reserved approximately an additional 662,863 shares for issuance under our 2004 Equity Incentive Compensation Plan and previous plan and 40,889 shares for issuance under our Employee Stock Purchase Plan.

In December, 2003, we issued investors in a private placement warrants to purchase 174,057 shares of common stock which remain outstanding and have an exercise price of $17.26 per share and a term of five years. In addition, we granted our placement agent similar warrants to purchase 15,824 shares of common stock.

Preferred Stock

As of February 1, 2007, our authorized preferred stock was 2,000,000 shares, of which none were issued and outstanding.

We may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations or restrictions as our board of directors may authorize, without further action by our stockholders, including but not limited to:

•	the distinctive designation of each series and the number of shares that will constitute such series;

•	the voting rights, if any, of shares of the series and the terms and conditions of such voting rights;

•
the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates from and after which dividends shall accumulate;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if such shares are redeemable;

•	the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;

•	any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and

•
the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of such series may be converted or exchanged into other securities, if such shares are convertible or exchangeable.

The particular terms of any series of preferred stock will be described in a prospectus supplement. Any material United States federal income tax consequences and other special considerations with respect to any preferred stock offered under this prospectus will also be described in the applicable prospectus supplement.

Warrants

We may issue warrants to purchase common stock or preferred stock in one or more series. Warrants may be offered independently or together with common stock or preferred stock offered by any prospectus supplement, and may be attached to or separate from those securities. In addition to warrants so issued to investors, we may grant warrants to placement agents or underwriters involved in the offering as part of the compensation for their services.

Each series of warrants will be issued either directly or under a separate warrant agreement to be entered into between a warrant agent we select and us. Any warrant agent will act solely as our agent in connection with a series of warrants and will not act as an agent for, or assume any obligation or relationship of agency for or with, holders or beneficial owners of warrants.

We will describe in the applicable prospectus supplement the terms relating to a series of warrants including the following:

•	the offering price and the title and aggregate number of warrants offered;

•
the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise;

•	the designation and terms of any series of preferred stock with which the warrants are being offered and the number of warrants being offered with each share of common stock or preferred stock;

•	the date on and after which the holder of the warrants can transfer them separately from any related common stock or series of preferred stock;

•
the number of shares of common stock or preferred stock that can be purchased if a holder exercises the warrant and the price at which such common stock or preferred stock may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	any applicable minimum or maximum number of warrants exercisable at any one time or over any period of time;

•	any applicable anti-dilution provisions;

•	the currency that the exercise price and any offering price are payable;

•	any ability we have to amend the warrants, whether with or without consent of certain warrant holders or each warrant holder;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

We anticipate that warrants for the purchase of common stock or preferred stock will be in registered form only. A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the office(s) indicated in the applicable prospectus supplement.

Until any warrants to purchase common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

•
before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

•
upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

•
at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further stockholder action, may be deemed to have anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which stockholders may deem to be in their best interests. These provisions, together with the ability of our board of directors to issue preferred stock without further stockholder action, including adoption of a stockholders rights plan using preferred stock rights, could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders.

Our stockholders are not permitted to act by written consent and thus may act only at a meeting. Only our board of directors or select executive officers may call special meetings of our stockholders. Our bylaws contain advance notice requirements for stockholders desiring to nominate persons for director or to make a proposal at our stockholders meetings. These provisions may delay or impede the ability of a third party to obtain stockholder approval of a proposal.

These charter and bylaw provisions and provisions of Delaware law may have the effect of delaying, deterring, or prevent a change of control of our company.

Transfer Agent

The transfer agent and registrar for our common stock is Mellon Investor Services, LLC.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering and sale by them or to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Placement agents or underwriters may receive warrants as part of their compensation. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, us in the ordinary course of business.

Any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California. Certain attorneys at Pillsbury Winthrop Shaw Pittman LLP beneficially own an aggregate of  8,443 shares of our common stock.

EXPERTS

Odenberg, Ullakko, Muranishi & Co. LLP, an independent registered public accounting firm, has audited our consolidated financial statements and financial statement schedule included in our Annual Report on Form 10-K for the years ended March 31, 2006 and 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of March 31, 2006 (which is included in Management’s Report on Internal Control over Financial Reporting) as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in this registration statement. Our consolidated financial statements, management’s assessment of the effectiveness of our internal control over financial reporting, and financial statement schedule are incorporated by reference in this prospectus in reliance upon the reports of Odenberg, Ullakko, Muranishi & Co. LLP, given on their authority as experts in accounting and auditing.

The consolidated financial statements and schedule of LaserCard Corporation for the year ended March 31, 2004, have been incorporated by reference in this prospectus and elsewhere in this registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II
Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commission.

Registration fee*	$10,000
Blue Sky Qualification Fees and Expenses*	2,000
Transfer Agent Fees*	1,000
Printing Fees*	25,000
Legal Fees and Expenses*	125,000
Accounting Fees and Expenses*	50,000
Miscellaneous*	2,000
$225,000

*	Estimated.

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article Tenth of the Registrant’s Amended and Restated Certificate of Incorporation (Exhibit 3.1.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2000) and Article 8 of the Registrant’s Amended and Restated By-Laws (Exhibit 3.2 to the Registrant’s Current Report on Form 8-K dated September 12, 2005 that was filed on September 16, 2005, as amended by Form 8-K/A filed on September 29, 2005) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. In addition, the Registrant maintains insurance which provides for the indemnification of its directors and officers against certain losses (including costs of defense) that may arise in connection with claims made against them for certain of their actions in such capacity.

Item 16. Exhibits.

A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Palo Alto, State of California, on February 14, 2007.

LASERCARD CORPORATION

By:	/s/ Richard M. Haddock

Richard M. Haddock President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Richard M. Haddock and Steven G. Larson, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in-fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-3 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, in connection with the registration under the Securities Act of 1933, of securities of the Registrant, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney. This Power of Attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard M. Haddock
Richard M. Haddock	President, Chief Executive Officer (Principal Executive Officer) and Director	February 7, 2007

/s/ Steven G. Larson
Steven G. Larson	Vice President Finance & Chief Financial Officer (Principal Financial and Accounting Officer)	February 7, 2007

/s/ Donald E. Mattson
Donald E. Mattson	Chairman of the Board and Director	February 9, 2007

/s/ Bernard C. Bailey
Bernard C. Bailey	Director	February 7, 2007

/s/ Arthur H. Hausman
Arthur H. Hausman	Director	February 8, 2007

/s/ Dan Maydan
Dan Maydan	Director	February 8, 2007

/s/ Albert J. Moyer
Albert J. Moyer	Director	February 8, 2007

/s/ Walter F. Walker
Walter F. Walker	Director	February 9, 2007

Exhibit Index

Exhibit No.	Description
1.1	Form of Underwriting Agreement *

4.1
Amended and Restated Certificate of Incorporation, as amended (filed as Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended March 31, 2005, and hereby incorporated by reference).

4.2
Bylaws, as amended (filed as Exhibit 3.2 to the Company’s Current Report on Form 8-K dated September 12, 2005, filed on September 16, 2005, as amended by Form 8-K/A filed on September 29, 2005, and incorporated herein by reference).

4.3	Certificate of Designation of Preferences of Preferred Stock.*

4.4	Specimen Preferred Stock Certificate*

4.5	Form of Warrant Agreement*

4.6	Specimen Warrant Certificate*

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP**

12.1	Statement regarding computation of ratios of earnings to fixed charges and preferred dividends**

23.1	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1)**

23.2	Consent of Odenberg, Ullakko, Muranishi & Co. LLP, independent registered public accounting firm**

23.3	Consent of KMPG LLP, independent registered public accounting firm**

24.1	Power of Attorney (included on the signature page hereof)**

*	To be filed either as an Amendment or as an exhibit to a report filed pursuant to the Securities Exchange act of 1934 of the Registrant and incorporated by reference into this Registration Statement

**	Filed herewith